                         APACHE MEDICAL SYSTEMS, INC.
                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share data)


                                                                         Three Months Ended June 30,     Six Months Ended June 30,
                                                                             1997           1996             1997         1996
                                                                         -----------     -----------     -----------   -----------
Income applicable to common shares:
Net loss                                                                     $(4,466)          $(641)        $(7,638)      $(1,529)

Increase in earnings resulting from conversion of convertible debt (1)           -                91             -             182
                                                                             -------          ------         -------       -------
        Loss applicable to common shares                                     $(4,466)          $(550)        $(7,638)      $(1,347)
                                                                             =======          ======         =======       =======

    Weighted average number of common shares outstanding                       7,245           1,444           7,242         1,444

    Conversion of preferred shares and convertible debt (2)                      -             3,495             -           3,487

    Cheap stock options and warrants (2)                                         -                75             -              75
                                                                             -------          ------         -------       -------

        Weighted average common shares                                         7,245           5,014           7,242         5,006
                                                                             =======          ======         =======       =======

    Loss per common share                                                     $(0.62)         $(0.11)         $(1.05)       $(0.27)
                                                                             =======          ======         =======       =======




(1) Assumes the conversion took place January 1, 1996.

(2) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the twelve-month period prior to the filing of the initial public offering, even when antidilutive, have been included in the calculation as if they were outstanding for all periods, using the treasury stock method and the initial public offering price of $12.00 per share.